UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2006 (March 21, 2006)

FORTUNE ENTERTAINMENT CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-30292	88-0405437
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Room 402-404, 4/F, Allied Kajima Building
138 Gloucester Road
Wanchai, Hong Kong
(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code:  (852) 2511-3873

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective March 21, 2006, Mr. Douglas R. Sanderson (“Mr. Sanderson”) resigned as a member of the board of directors (the “Board”) of Fortune Entertainment Corporation (the “Registrant”). There were no disagreements between Mr. Sanderson and the Registrant that caused or contributed to Mr. Sanderson’s resignation.

Effective March 22, 2006, the Board appointed Mr. Ke Huang as Secretary of the Registrant. Mr. Huang currently has no employment agreement with the Registrant. No transactions occurred in the last two years to which the Registrant was a party in which Mr. Huang had or is to have a direct or indirect material interest.

Mr. Ke Huang, the Registrant’s Chief Executive Officer, Acting Chief Financial Officer, Director and Secretary, is 34 years old. Mr. Huang attended Guangdong Zhongshan University in 2002. In 1992, Mr. Huang established Guangdong Richvast Corporation and served as its Vice General Manager until 1996. From 1996 until the present, Mr. Huang serves as the Chairman of the Board of Guangdong Richvast Elec. Equip, Ltd., a manufacturer of high quality air-conditioner products with over 1,000 employees and over US$100 Million in annual sales. Mr. Huang also served as the Vice Chairman of the Chamber of Lufeng City, the Commissioner of Government Association of Shanwei City, the Vice President of Youth Association of Shanwei City and the Commissioner of Youth Association of Guandong Province in the People’s Republic of China.

[Signatures Page Follows]

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 22, 2006	FORTUNE ENTERTAINMENT CORPORATION (Registrant)

	By:	/s/ Ke Huang
Ke Huang Chief Executive Officer

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